Exhibit 16.1

January 7, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 7, 2016 of Arkados Group, Inc. and are in agreement with the statements contained in the first, second, third and fourth sentences with regards to the dismissal of Liggett, Vogt & Webb, P.A. of the first paragraph and the third paragraph therein in its entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Liggett, Vogt & Webb, P.A.
Certified Public Accountants